EXHIBIT 6.8

Licensing Agreement

This Agreement (“Agreement”) is entered into as of June 22, 2012 (“Effective Date”) by and between Dr. Morton I Hyson, M.D., P.C. d.b.a. Hyson Medical Products (“Dr. Hyson”, ‘‘HMP”) and Pacific Shore Holdings, Inc. (“PSH”). Dr. Hyson and PSH are hereinafter collectively referred to as the Parties or, individually, as a Party.

WHEREAS:

(i) Dr. Hyson has experience developing headache pain relief products including medicated wraps for resale through appropriate sales channels in the US. Dr. Hyson represents that he controls and has been granted three Patents for these products (See Schedule A). Dr. Hyson asserts these three patents have been assigned to HMP.

(ii) PSH has made a significant investment in developing a market and sales channel for such similar products, Thermal-Aid, in the United States and worldwide. PSH now intends to make a further investment and use its current resources in similarly creating a market and sales channel for PSH’s own private label products which will be sourced and supplied by supplier/manufacturers used by Dr. Hyson in exchange for the compensation set forth herein.

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. DEFINITIONS

1.1 Specific Terms. For the purposes of this Agreement, the following words, terms and phrases, where written with an initial capital letter, shall have the meanings given to them below:

(a) “Agreement” shall mean this Agreement together with any Appendices attached hereto.

(b) “Products” means headache pain relief and medicated wrap products which were developed by Dr. Hyson and which are currently marketed and sold by his wholly owned company Hyson Medical Products.

(c) “Branded Products” means the private label products which will be developed and sold by PSH using the Products as ingredients as well as any new products developed or sold using Dr. Hyson’s patented technology.

(d) “Effective Date” shall have the meaning set forth in the preamble of this Agreement.

1.2 Other Defined Terms; Interpretation. All other terms, words or phrases, other than those defined in Section 1.1 above, which are written with an initial capital letter shall have the meanings given to them elsewhere in this Agreement. As used in this Agreement, any references to appendices, articles or sections shall mean the Appendices, Articles or Sections of this Agreement, unless the context requires otherwise.

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2. DR. HYSON RESPONSIBILITIES

2.1 Assistance. Dr. Hyson will introduce PSH to potential new products which are synergistic to his Products. Dr. Hyson will use commercially reasonable efforts to consult and assist PSH on all development of the Branded Products. Such duties will include, but are not limited to:

(a) Recommend to PSH suitable alternative new products for production of PSH’s Branded Products;

(b) Provide input as requested to PSH regarding new materials, ingredients, components or processes which may be used to create new Branded Products;

(c) Not to provide similar services to any third parties who sell or plan on selling products which directly compete with the Branded products.

3. LICENSE

3.1 Dr. Hyson agrees to grant an exclusive license to PSH to utilize his Patents, identified in Schedule A, in the development of Branded Products during the term of this Agreement. License to utilize these Patents will be in perpetuity for all Branded Products developed during the Term of this Agreement.

4. PAYMENT

4.l Fees. For the services provided by Dr. Hyson throughout the Term of this Agreement, PSH shall pay a fee of five percent (5%) of the Net Sales of PSH’s Branded Products. This fee will be payable for five (5) years from the date of the first payment received by PSH from the Sale of Branded Products or as long as this Agreement remains in full force and effect, whichever is longer.

(a) “Net Sales” in this Agreement means the gross amount (excluding customary freight, shipping insurance and other transportation expenses) invoiced and collected by PSH for the sale of any of its Branded Products to any party other than Dr. Hyson, less normal and customary trade, cash and quantity discounts actually given, rebates, credits, price adjustments or allowances for damaged products, returns or rejections of products, all of which shall only be provided in good faith and on commercially reasonable terms by PSH and none of which shall be given to PSH’s affiliates.

4.2 Payment. Within thirty (30) days after the end of each calendar quarter, a report shall be prepared by PSH to Dr. Hyson setting forth a breakdown of Branded Products sold under this Agreement for which funds have been collected during the preceding calendar quarter. PSH’s remittance for the full amount of payments due for that quarter shall accompany the reports.

4.3 Audit. Dr. Hyson shall have the right, to have an independent third party auditor reasonably acceptable to PSH audit PSH’s books and records relating to the sales by PSH of the Branded Product to the extent and insofar as it deems necessary to verify the accuracy of the reports. PSH agrees to provide the auditor with access to any books, records, or other information reasonably necessary for the auditor to determine PSH’s compliance with its obligations under this Agreement.

4.4 Expenses. Dr. Hyson will pay all of his own ordinary operating expenses relating to this Agreement, including without limitation, administration, salaries, overhead, etc. PSH will reimburse Dr. Hyson for any extraordinary expenses so long as they were pre-approved in writing by an officer of PSH. Travel expenses to visit manufacturers, potential customers and attend trade shows as requested shall be considered extraordinary expenses.

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5. REPRESENTATIONS AND WARRANTIES

5.1 Representations & Warranties. The Parties hereby represent and warrant to each other that (i) each has the full power, capacity and right to enter into this Agreement; (ii) neither Party has entered into any agreements or granted any rights or licenses which would conflict with the rights granted to PSH hereunder; (iii) neither the execution and delivery of this Agreement nor compliance with the obligations of the Parties hereunder, will violate any law or regulation, or any order or decrees of any court or government instrumentality, or will conflict with, or result in the breach of, or constitute a default under, any contract, agreement, instrument or judgment to which either is a party; (iv) to the best of the Parties knowledge, no action, approval or consent by any federal, state, municipal or other governmental agency, commission, board, bureau or instrumentality is necessary in order to constitute this Agreement as a valid, binding and enforceable obligation of the Parties in accordance with its terms; (v) there is no action, suit or proceeding by or before any court, arbitrator or other government body pending or threatened against it which questions the validity or legality of this Agreement or any act to be performed or taken by it in connection with this Agreement.

6. BRANDED PRODUCT INTELLECTUAL PROPERTY RIGHTS

6.1 Intellectual Property Rights. PSH has the right to enhance, repackage and rebrand Products thereby creating new Branded Products. PSH will have the right to create intellectual property rights and to retain ownership of all Branded Product formulations and other intellectual property rights created by PSH at PSH’s expense. Dr. Hyson will assist PSH in securing any patent or intellectual property rights protection which is deemed by PSH to be desirable or appropriate. However Dr. Hyson shall not be obligated to incur any costs on behalf of PSH in providing such assistance, and any costs arising in securing any patent or intellectual property rights protection, including any costs incurred in connection with Dr. Hyson’s assistance therein, shall be the sole responsibility of PSH. Dr. Hyson agrees that all Branded Products developed during the course of their work and duties with PSH shall be owned by PSH, that any ideas, inventions, advancements, developments and intellectual property rights relating to or developed during such work or duties with PSH shall be considered “work for hire” and that Dr. Hyson shall have no ownership, license or use rights of any sort in any such materials, ideas, inventions, advancements, developments and intellectual property rights..

7. INDEMNIFICATION; INSURANCE

7.1. Indemnification by Parties. Parties shall defend, indemnify, and hold the Parties, their officers, directors, employees, and agents (the Party’s Indemnitees) harmless from and against any and all third- party claims, suits, proceedings, damages, expenses (including court costs and reasonable attorney’s fees and expenses), and recoveries (collectively, Claims) to the extent that such Claims arise out of, are based on, or result from: (a) either Party’s material breach of its obligations under the Agreement; (b) either Party’s material breach of its representations or warranties under the Agreement; (c) the willful misconduct or negligent acts of either Party or its directors, officers, agents, and employees; or (d) infringement of a third party’s intellectual property rights in connection with the Branded Products. Any of the PSH indemnified parties or Dr. Hyson indemnified parties shall give prompt written notice to the Party against whom indemnity is sought of the assertion by any third party of any Claim.

7.2 Insurance. PSH shall at all times during the term of this Agreement and any renewals and extensions thereof, maintain Product Liability Insurance of a minimum Five Million Dollars ($5,000,000) relating to Branded Products. Upon request, PSH shall provide Dr. Hyson with written evidence of such coverage.

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8. CONFIDENTIALITY

8.1 PSH and Dr. Hyson’s wholly owned company Hyson Medical Products have previously entered into a mutual Non-Disclosure Agreement dated May 14, 2012 and agree to abide by those terms for the duration of this Agreement. Furthermore, if Dr. Hyson receives from PSH any confidential and/or proprietary information, Dr. Hyson agrees (i) not to use such information except in the performance of this Agreement; (ii) to treat such information in the same manner as Dr. Hyson treats its own confidential information but exercise not less than a reasonable standard of care; and (iii) to prevent unauthorized use or disclosure of the confidential information. PSH’s confidential information includes the identity of any of its Branded Products, the prices of any products (other than standard price lists available to the public), PSH’s manner of operation, PSH’s marketing plans and strategies, PSH’s books, records, diagrams, drawings, designs, formulas and other information or data regarding PSH’s products and general and specific business plans. The obligation to keep information confidential shall not apply to any such information that (i) has been disclosed in publicly available sources by the disclosing party; (ii) is, through no fault of the party receiving the confidential information, hereafter disclosed in a publicly available source; (iii) is in rightful possession of the party receiving the confidential information without an obligation of confidentiality; or (iv) is required to be disclosed by operation of law.

9. TERM AND TERMINATION

9.1 Initial Term. This Agreement shall become effective as of the Effective Date and shall remain in force for five (5) years therefrom (the Initial Term) unless earlier terminated in accordance with Section

9.2. At the expiration of the Initial Term this Agreement will automatically be extended for succeeding

(12) month periods (each an Extended Term and together with the initial term ‘‘Term”) unless either Party provides the other Party with at least six (6) months prior written notice that it does not desire to renew this Agreement for the relevant Extended Period, which notice may be given during the Initial Tenn or any Extended Term.

9.2 Termination for Lack of Performance. If during the first two years of this Agreement PSH fails to bring its Branded Product to market utilizing Dr. Hyson’s Products this Agreement will terminate.

9.3 Termination for Cause. Each Party may terminate the Agreement immediately on written notice to the other Party in the event the other Party (i) has committed a material breach of its obligations arising out of the Agreement and fails to cure such breach within ten ( I0) days from the date of a written notice from the non-breaching Party specifying in reasonable detail the nature of the material breach, (ii) has made a material misrepresentation inducing the other party into entering this Agreement, (iii) enters into voluntary or involuntary bankruptcy, enters into liquidation or dissolution proceedings, becomes insolvent, makes an assignment for the benefit of creditors or otherwise loses legal control of its business, or (iv) undergoes an event of Force Majeure which prevents such Party’s performance of its obligations under this Agreement.

9.4 Effects of a Termination and Expiration. Upon termination of this Agreement for any reason, Dr. Hyson shall retain no rights whatsoever in PSH’s Branded Products, except for Dr. Hyson’s underlying rights in the Products. If the termination occurs due to a material breach of this Agreement by Dr. Hyson, PSH shall remain obligated to pay all payments due up until the date of the next payment period as defined in Section 3.3 after the termination and shall have no further obligations to pay after such termination.

9.5 Non-Compete. While this agreement is still in effect, and for one (1) year in event of a breach by Dr. Hyson, Dr. Hyson agrees that he shall not sell products that directly compete with the Branded Products other than the Products.

9.6 While PSH is developing its Branded Products Dr. Hyson is granted permission to sell his existing Products through Direct Sales, Catalogues, etc. Once PSH introduces its Branded Product Dr. Hyson agrees to cease selling his Products through any channel and refer any future Product sales directly to PSH.

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10. GENERAL PROVISIONS

10.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, and the venue for any legal proceeding will be in the appropriate forum in the County of Los Angeles, State of California.

10.2 Fees and Expenses. The prevailing Party in any arbitration, litigation or other proceeding arising out of or relating to this Agreement, or the subject matter, enforceability or breach thereof, shall be entitled to recover from the non-prevailing Party its costs and reasonable attorney’s fees, as determined by the arbitrator(s) or court.

10.3 Severability. If any covenant or other provision of this Agreement is deemed to be invalid, illegal or incapable of being enforced, by reason of any rule, law or public policy, all other covenants and provisions of the Agreement shall nevertheless remain in full force and effect and no covenant or provision shall be deemed dependent on any other covenant or provision unless so expressed herein. To the extent this Agreement is in violation of applicable law, then the Parties consent and agree to negotiate in good faith to amend the Agreement, to the extent possible consistent with its purposes, to conform to law.

10.4 No Waivers. The failure or delay of any Party in exercising any right granted it hereunder shall not constitute a waiver of any such right and any single or partial exercise of any particular right by such Party shall not exhaust the same or constitute a waiver of any other right provided herein.

10.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto, and their respective representatives, successors and authorized assigns.

10.6 Force Majeure. Neither Dr. Hyson or PSH shall be liable in damages, or shall be subject to termination of this Agreement by the other party, for any delay or default in performing any obligation hereunder if that delay or default is due to Force Majeure and without fault or negligence of that Party; provided that, in order to excuse its delay or default hereunder, a Party shall notify the other of the occurrence or the cause, specifying the nature and particulars thereof and the expected duration thereof; and provided, further, that within fifteen (15) calendar days after the termination of such occurrence or cause, such party shall give notice to the other party specifying the date of termination thereof. All obligations of both parties shall return to being in full force and effect upon the termination of such occurrence or cause (including without limitation any payments which became due and payable hereunder prior to the termination of such occurrence or cause). (b) For the purposes of this Agreement, a “Force Majeure shall include, without limiting the generality of the phrase, any act of God, act of any government or other authority or statutory undertaking, industrial dispute, fire, explosion, accident, power failure, flood, riot or war (declared or undeclared).

10.7 Counterparts. This Agreement may be executed in any number of counterparts via facsimile or electronically and each thereof shall be deemed to be an original; and all such counterparts shall constitute but one and the same instrument.

10.8 Assignment. Neither Party shall assign or otherwise dispose of the whole or any part of its rights and obligations under this Agreement without the prior written consent of the other Party, which will not be unreasonable withheld.

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10.9 Notices. All notices provided for in this Agreement shall be in writing in English and shall be deemed validly sent when sent by first class post, special delivery, registered mail, or overnight air mail postage prepaid, addressed to the respective Parties as listed on the signature page hereto. Notices under this Agreement shall also be deemed to be validly sent if sent by facsimile to the facsimile number of the Parties as each last gave written notice of to the other or by e-mail to either Party’s contact person with confirmed delivery. Facsimile or e-mail notices shall be confirmed by first class post, special delivery, registered mail, airmail postage prepaid, but failure to do so shall not render any notice invalid.

10.10 Relationship of the Parties. The Parties shall act as independent contractors in the performance of this Agreement. Nothing in this Agreement shall be deemed to constructively create, give effect to or otherwise recognize a joint venture, partnership or formal business entity of any kind, and the rights and obligations of the parties shall be limited to those expressly set forth herein.

10.11 Entire Agreement. This Agreement (including the Appendices attached hereto) constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all previous agreements, proposals, oral or written and all negotiations, conversations, and discussions thereof.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date.

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SCHEDULE A

DEVICE AND METHOD FOR TREATMENT OF HEADACHE

Patent Number: 5,700,238

Date Granted: December 23, 1997 - USPO

MEDICATED WRAP

Patent Number: 6,313,370 Bl

Date Granted: November 6, 2001 - USPO

MEDICATED WRAP

Patent Number: 7,186,260

Date Granted: March 6, 2007- USPO

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